Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this “Agreement”), dated as of August 8, 2025, is by and between OFS Capital Corporation, a Delaware corporation (the “Company”) and the purchaser listed on the signature pages hereto (the “Buyer”).
WITNESSETH:
WHEREAS, the Company proposes to issue and sell to Buyer $25.0 million aggregate principal amount of the Company’s 8.00% note due August 8, 2029 (the “Note”) pursuant to this Agreement; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Authorization, Sale and Purchase of Note; Closing.
1.1Authorization of the Note. The Company has duly authorized the issuance and sale of $25.0 million aggregate principal amount of the Note in a private offering, pursuant to this Agreement, with interest (computed on the basis of a 360-day year comprised of twelve 30-day months) on the unpaid balance hereof at the rate of 8.00% per annum from the date hereof, payable quarterly in arrears on January 31, April 30, July 31, and October 31 each year, commencing on October 31, 2025 until the principal hereof shall have become due and payable.
1.2Sale and Purchase of the Note; Closing. The Company will issue the Note in denominations of $1,000. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company, the aggregate principal amount of the Note set forth in this Agreement at $970.00 for each $1,000 denomination (the “Purchase Price”). Buyer shall make payment of the Purchase Price for the Note set forth in this Agreement to the Company in federal or other funds immediately available to the bank account provided to the Buyer by the Company against delivery of the Note for the account of the Buyer at 12:00 P.M. (New York City time), on August 8, 2025, or at such other time on the same or such other date as shall be agreed by the Company and the Buyer. The time and date of such payment are herein referred to as the “Closing Date.” The Note purchased by Buyer shall be registered in such names and in such denominations as Buyer shall request in writing not later than one full business day prior to the Closing Date.
1.3Optional Redemption. The Note may be redeemed in whole or in part at any time or from time to time at the Company’s option upon not less than 30 days nor more than 60 days prior written notice (e-mail shall suffice), at a redemption price equal to 100% of the then outstanding principal amount of the Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

SECTION 2.Representations and Warranties of the Buyer. Buyer severally represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
2.1Organization; Authority. The Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Buyer. The Buyer was not formed or recapitalized for the specific purpose of acquiring any securities of the Company. This Agreement, when executed and delivered by the Buyer, shall constitute a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as rights to indemnity may be limited by federal or state securities laws or principles of public policy and subject to the qualification that the enforceability of the Buyer’s obligations hereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (including, without limitation, the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether enforcement is considered in a proceeding in equity or at law.
2.2Investment Purpose. The Note is being acquired by the Buyer for the Buyer’s own account for investment purposes only and not for resale or distribution in violation of applicable securities laws.
2.3No General Solicitation. The Buyer was offered the Note through private negotiations, not through any general solicitation or general advertising.
2.4Knowledge and Experience; Information. The Buyer: (a) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (b) either alone or together with its representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Note and making an informed decision to so invest, and has so evaluated the risks and merits of such investment; (c) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment; (d) understands the terms of and risks associated with the acquisition of the Note, including, without limitation, the risks associated with the industry in which the Company operates; (e) has had the opportunity to review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other publicly available financial information concerning the Company and such other disclosure regarding the Company, its business, its financial condition and its prospects as the Buyer has determined to be necessary in connection with the purchase of the Note; and (f) has had an opportunity to ask such questions and make such inquiries concerning the Company, its business, its financial condition and its prospects as the Buyer has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.

2.5No Conflicts; Advice. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Buyer is a party. The Buyer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Note.
2.6Non-Public Information. The Buyer is purchasing the Note “on the basis of” (as defined in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) information provided in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other publicly available financial information concerning the Company and such other disclosure regarding the Company, its business, its financial condition and its prospects as the Buyer has determined to be necessary in connection with the purchase of the Note, each of which documents are publicly available on the EDGAR database of the U.S. Securities and Exchange Commission (the “Commission”). The Buyer is not aware of and is not purchasing the Note “on the basis of” any material, non-public information about the Note or the Company.
2.7Compliance with Laws. To the extent applicable to the Buyer, the Buyer will comply with the requirements of U.S. federal and state law, and all applicable regulatory rules and procedures with respect to anti-money laundering obligations and know your customer obligations with respect to the Note, including, without limitation, applicable rules and regulation under the USA PATRIOT Act. Buyer hereby represents that neither it nor any of its owners or affiliates is a person or entity named on a list maintained by the Office of Foreign Asset Control (“OFAC”) of the U.S. Department of the Treasury, nor is the Buyer or any of its owners or affiliates a person or entity with whom dealings are prohibited under any OFAC regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities, including, without limitation, the Specially Designated Nationals and Blocked Nations List, can be found on the OFAC website at http://www.ofac.treasury.gov. In addition, the programs administered by OFAC prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists. Please be advised that the Company shall not be required to accept any amounts from Buyer if Buyer cannot make the representation set forth in the preceding sentence. The Buyer agrees to promptly notify the Company should the Buyer become aware of any change in the information set forth in these representations.
2.8Restricted Security. The Buyer understands that the Note has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Note is a “restricted security” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Note indefinitely unless it is registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Company has no obligation to register or qualify the Note for resale. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Note, and on requirements relating to the Company which are outside of the Buyer’s control, and which the Company is under no obligation to satisfy and may not be able to satisfy.
The Buyer understands that the Note may be notated with the following legend:
“THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENT APPLIES.”
SECTION 3.Representations and Warranties of the Company. The Company represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
3.1Authorization of Agreement. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Company. This Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity may be limited by federal or state securities laws or principles of public policy and subject to the qualification that the enforceability of the Company’s obligations hereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (including, without limitation, the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether enforcement is considered in a proceeding in equity or at law.
3.2Authorization of the Note. The Note has been duly authorized and, when executed and authenticated in the manner provided for in this Agreement and delivered against payment therefor as provided herein, will be a legal, valid and binding obligation of the Company under applicable law enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).
3.3Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Note or any substantially similar debt security for sale to, or solicited any offer to buy the Note or any substantially similar debt securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Buyer and not more than 35 other non-accredited investors (as defined in the Securities Act), each of which has been offered the Note at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Note to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction. For purposes of this Agreement, “Person” shall mean an individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.
3.4Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority (as defined below) is required in connection with the execution, delivery or performance by the Company of this Agreement or the Note, other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q or Form 10-K.
3.5No General Solicitation. No general solicitation or general advertising was used or employed in connection with the transactions contemplated by this Agreement.
SECTION 4.Covenants of the Company.
4.1The Company hereby agrees that for the period of time during which the Note is outstanding, the Company will not violate Section 18(a)(1)(a) of the Investment Company Act of 1940, as in effect on the date hereof (the “1940 Act”), as modified by Section 61(a) of the 1940 Act, whether or not the Company continues to be subject to such provisions of the 1940 Act.
4.2The Company hereby agrees that, for the period of time during which the Note is outstanding, the Company shall not declare any dividend (except a dividend payable in stock of the Company), or declare any other distribution, upon a class of the Company’s capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, the Company has an asset coverage (as defined in the 1940 Act) of at least the threshold specified in Section 18(a)(1)(b) as modified by Section 61(a)(2) of the 1940 Act after deducting the amount of such dividend, distribution or purchase price, as the case may be.
4.3If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Buyer for the period of time during which the Note is outstanding: (i) within ninety (90) days after the end of the each fiscal year of the Company, audited annual consolidated financial statements of the Company; and (ii) within forty-five (45) days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with Generally Accepted Accounting Principles.
4.4The Company hereby agrees that for the period of time during which the Note is outstanding, the Company shall: (i) be regulated as a business development company under the 1940 Act; and (ii) use its reasonable business efforts to operate in a manner such that it is annually treated for U.S. federal income tax purposes as a regulated investment company under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

SECTION 5.Optional Redemption. If the Company breaches any of the covenants in Paragraphs 4.1, 4.2, 4.3, or 4.4 at any time while the Note is outstanding, the holder of the Note may, but is not required to, elect to have all or a portion of the Note redeemed by the Company at a redemption price equal to 100% of the then outstanding principal amount of the Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.
SECTION 6.Conditions to Closing.
6.1Conditions to Buyer’s Obligations. The obligations of the Buyer hereunder are subject to the accuracy, as of the date hereof and on the Closing Date, of the representations and warranties of the Company contained herein, except to the extent any such representation or warranty expressly specifies an earlier date, and to the performance by the Company of its obligations hereunder and to each of the following additional terms and conditions:
6.1.1Any authorizations, consents, commitments, agreements, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any federal, state or local court or governmental or regulatory agency or authority or applicable stock exchange or trading market (any such court, agency, authority, exchange or market, a “Governmental Authority”) required under applicable law for the consummation of the transactions contemplated hereby shall have been obtained or filed or shall have occurred and any such orders shall have become final, non-appealable orders. Each of the Company and Buyer agrees to use commercially reasonable efforts to take all actions, if any, and to do all things necessary, proper or advisable, if any, to obtain any applicable authorizations, consents, orders and approvals of all Governmental Authorities necessary for the Company to sell the Note on the Closing Date on terms consistent with the terms set forth in this Agreement.
6.1.2The Company shall have delivered to counsel for Buyer an amount equal to the legal fees of Buyer’s counsel, subject to a cap of $15,000, incurred in connection with the transactions contemplated by this Agreement by wire transfer of immediately available funds pursuant to the wire instructions provided by Buyer’s counsel.
6.2Conditions to the Company’s Obligations. The obligations of the Company hereunder are subject to the accuracy, as of the date hereof and as of the Closing Date, of the representations and warranties of Buyer contained herein and to the performance by the Buyer of its obligations hereunder and to the delivery by Buyer of the aggregate Purchase Price for the Note being purchased by Buyer, by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.
SECTION 7.Indemnification.
7.1Indemnified Parties. The Company shall indemnify, defend and hold harmless Buyer and Buyer’s affiliates and their respective directors, officers, employees, managers, partners, stockholders and agents (“Buyer Indemnified Parties”) from and against any and all losses, claims, damages, liabilities and expenses (“Claims”) based upon, arising out of or otherwise in respect of any material inaccuracy in, or any material breach of, the representations or warranties of the Company and the agreements made by the Company in this Agreement, except to the extent such loss, claim, damage, liability or expense is found to have resulted from such Buyer

Indemnified Party’s gross negligence, fraud, bad faith or willful misconduct. Buyer shall indemnify, defend and hold harmless the Company and Company’s affiliates and their respective directors, officers, employees, managers, partners, stockholders and agents (“Company Indemnified Parties” and together with the Buyer Indemnified Parties, each an “Indemnified Party”) from and against any and all Claims based upon, arising out of or otherwise in respect of any material inaccuracy in, or any material breach of, the representations or warranties of Buyer and the agreements made by Buyer in this Agreement, except to the extent such loss, claim, damage, liability or expense is found to have resulted from such Company Indemnified Party’s gross negligence, fraud, bad faith or willful misconduct.
7.2Process of Indemnification. The Indemnified Party agrees to advise the Indemnifying Party (defined below) of any Claim promptly after receipt of the notice thereof; provided, however, that the Indemnified Party’s right to indemnification hereunder shall not be limited by its failure to promptly advise the Indemnifying Party of any such claim or liability, except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall have the right, at its option, to assume the control of the Claim in respect of which indemnity may be sought hereunder, including the employment of counsel with respect thereto, in which event, except as provided below, the Indemnified Party shall not be liable for the fees and expenses of any other counsel retained by the Indemnified Party in connection with such Claim. In any such Claim of which the Indemnifying Party shall have so assumed, any Indemnified Party shall have the right to participate and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party and such Indemnified Party shall have mutually agreed in writing to the retention of such counsel; or (ii) the named parties to any such litigation or proceeding (including any impleaded parties) include the Indemnifying Party and one or more Indemnified Parties and such representation of both parties by the same counsel would, in the opinion of counsel to the Indemnified Party, be inappropriate due to actual legal conflict of interest. The Indemnifying Party agrees to keep the Indemnified Party informed of the status of any Claim hereunder. The Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle any Claim relating to or arising out of this Agreement or any conduct hereunder unless such settlement: (i) includes an express, complete and unconditional release of the Indemnified Party with respect to all Claims asserted in or relating to this Agreement or any conduct hereunder, such release to be set forth in an instrument signed by all parties to such settlement; and (ii) does not include a statement as to or admission of, fault, culpability or a failure to act by the Indemnified Party. For purposes of this Agreement, “Indemnifying Person” shall mean the party providing indemnification. The provisions of this Section 7 shall survive the termination or expiration of this Agreement.
SECTION 8.Notices. All written communications provided for herein are required to be sent by registered or certified mail (with postage prepaid), recognized overnight delivery service (with charges prepaid), or sent by e-mail transmission with confirmation of receipt from the receiving party, and:
(i) if to the Buyer, addressed to it at the address listed on the signature page hereto, or at such other address as Buyer may specify to the Company in writing; and

(ii) if to the Company, addressed to it at the following address, or at such other address as the Company may specify to the Buyer in writing:
222 West Adams Street
Suite 1850
Chicago, IL 60606
Attn: Tod K. Reichert
Email: treichert@ofsmanagement.com
with a copy (for informational purposes only) to:
Eversheds Sutherland (US) LLP
700 6th St NW
Washington, DC 20001
Attn: Cynthia Krus, Esq. and Dwaune Dupree, Esq.
Notices under this Section 8 shall be deemed given only when actually received.
SECTION 9.Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns. Neither the Buyer nor the Company may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement without such consent to: (i) any affiliate; or (ii) any successor by merger, consolidation, or acquisition of substantially all of such party’s assets or equity, provided that such successor expressly agrees in writing to assume all of the assigning party’s obligations hereunder.
SECTION 10. Counterparts. This Agreement may be executed in one or more counterparts (by facsimile, .pdf or other electronic copies) and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Electronically-transmitted signatures shall be deemed to be original signatures.
SECTION 11. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired hereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
SECTION 12. Entire Agreement. This Agreement represents the entire agreement of the parties hereto with respect to the matters contemplated hereby, and there are no written or oral representations, warranties, understandings or agreements with respect hereto except as expressly set forth herein.
SECTION 13. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 14. Further Assurances. Each of the Company and the Buyer hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purposes of this Agreement.
SECTION 15. Governing Law. This Agreement and any matters related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. Any right to trial by jury with respect to any action or proceeding arising in connection with this Agreement or any matter referred to in this Agreement is hereby waived by the parties hereto. The parties agree that any suit or proceeding arising in respect to this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties agree to submit to the jurisdiction of, and to venue in, such courts.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

OFS CAPITAL CORPORATION

By:	/s/ Kyle Spina
Name:	Kyle Spina
Title:	Chief Financial Officer

THE HCM MASTER FUND LIMITED

By:	/s/ Erik Herzfeld
Name:	Erik Herzfeld
Title:	Authorized Person

Address for Notices:

119 Washington Avenue, Suite 504
Miami Beach, FL 33139
Direct: +1.305.777.1716

with a copy to:
Troutman Pepper Locke LLP
18th & Arch Streets
Philadelphia, PA 19103
Attn: Theodore D. Edwards

[Signature Page to Securities Purchase Agreement]